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                                                                    EXHIBIT 4.56

                                POWER OF ATTORNEY

     I, Wang Wenlei a citizen of the People's Republic of China (the "PRC"), the ID Code is, 310109197303083227 hereby irrevocably assigns Song Zhenian the following powers and rights during the term of this Power of Attorney:

     I hereby assigns Song Zhenian to vote on my behalf at the shareholders' meetings of Shanghai Weilan Computer Co., Ltd. and exercise the full voting rights as the shareholder of the company as have been given to me by law and under the Articles of Association of the company, including but not limited to, the right to sell or transfer any or all of the shares of Shanghai Weilan Computer Co., Ltd. held by myself and designate and appoint the directors and the general manager etc of Shanghai Weilan Computer Co., Ltd. acting as my authorized representative on the shareholders' meeting of the company.

     Such authorization is based upon the condition that Song Zhenian is acting as an employee of Linktone Consulting Ltd. Shanghai and Linktone Consulting Ltd. Shanghai agrees such authorization and designation. Once Song Zhenian loses his title or position in Shanghai Linktone Consulting Co., Ltd. or Linktone Consulting Ltd. Shanghai issues a written notice to dismiss or replace the designated/authorized person, I will withdraw such authorization to him immediately and designate/authorize other individual employed by Linktone Consulting Ltd. to exercise the full voting rights on behalf of myself at the shareholders' meetings of Shanghai Weilan Compute Co., Ltd.

     The term of this Power of Attorney is 10 years unless the early termination of Operation Agreement jointly executed by Linktone Consulting Ltd.Shanghai, Shanghai Weilan Computer Co., Ltd., Yao Baoxin and me by any reason, commencing from the execution date of this Power of Attorney.


                                        [signature]
                                        ----------------------------------------
                                        Wang Wenlei

                                        October 16, 2006